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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)

                              COLUMBIA ENERGY GROUP
                            (NAME OF SUBJECT COMPANY)


                              COLUMBIA ENERGY GROUP
                      (NAME OF PERSON(S) FILING STATEMENT)

                          COMMON STOCK, PAR VALUE $0.01
                         (TITLE OF CLASS OF SECURITIES)

                                    197648108
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                              MICHAEL W. O'DONNELL
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              COLUMBIA ENERGY GROUP
                            13880 DULLES CORNER LANE
                             HERNDON, VIRGINIA 20171
                                 (703) 561-6000
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE
         AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:

                             NEIL T. ANDERSON, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000


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         This    Amendment    No.    21    amends    and     supplements     the
Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on July 6, 1999, and as subsequently amended July 6, 1999, July 9, 1999, July 12, 1999, July 15, 1999, July 16, 1999, July
20, 1999, July 22, 1999, July 30, 1999,  August 3, 1999,  August 4, 1999, August
5, 1999,  August 6, 1999,  August 9, 1999,  August 11,  1999,  August 12,  1999,
August 13, 1999, August 16, 1999, August 17, 1999, August 19, 1999 and August 31, 1999 (as so amended, the "Schedule 14D-9"), by Columbia Energy Group, a Delaware corporation (the "Company"), relating to the tender offer by NiSource Inc., an Indiana corporation, to purchase for cash through its wholly-owned subsidiary, CEG Acquisition Corp., a Delaware corporation, all of the outstanding common shares, par value $0.01 per share, of the Company (the "Offer"). Capitalized terms used but not defined herein have the meaning ascribed to them in the Schedule 14D-9.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 9 is hereby supplemented and amended by adding the following:

         Exhibit (a)(22)  -   Form of Letter to Newspaper Editors.

         Exhibit (a)(23)  -   Letter from Oliver G. Richard III to  Shareholders
                              of the Company, dated as of September 2, 1999.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COLUMBIA ENERGY GROUP


                                    By:   /s/ Michael W. O'Donnell
                                       -----------------------------------
                                    Name:  Michael W. O'Donnell
                                    Title: Senior Vice President and
                                             Chief Financial Officer


Dated: September 2, 1999

                                  Exhibit List


Exhibit (a)(22)  -  Form of Letter to Newspaper Editors.

Exhibit (a)(23)  -  Letter from Oliver G.  Richard  III to  Shareholders  of the
                    Company, dated as of September 2, 1999.